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                                                                    EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of Standard Pacific Corp. (the "Company") on Form S-8 of our report dated January 27, 1997 included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and our report dated January 27, 1997 (except with respect to the matter discussed in note 12, as to which the date is June 10, 1997) with respect to the Company's consolidated financial statements, which report was filed as an exhibit to the Company's report on Form 8-K dated June 11, 1997.


                                       /s/  ARTHUR ANDERSEN LLP
                                       Arthur Andersen LLP

Orange County, California
August 19, 1997